Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 9:

We consent to the use of our reports, dated December 17, 2018, with respect to the financial statements and financial highlights of PGIM Real Estate Income Fund (formerly Prudential Real Estate Income Fund), PGIM Select Real Estate Fund (formerly Prudential Select Real Estate Fund), and PGIM International Bond Fund (formerly Prudential International Bond Fund), each a series of Prudential Investment Portfolios 9, as of October 31, 2018, and for the respective years or periods presented therein, and our report, dated December 19, 2018, with respect to the financial statements and financial highlights of PGIM QMA Large-Cap Core Equity Fund (formerly Prudential QMA Large-Cap Core Equity Fund), a series of Prudential Investment Portfolios 9, as of October 31, 2018, and for the respective years or period presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

January 25, 2019